(logo) Computershare
Computershare Trust Company, National Association
9062 Old Annapolis Rd
Columbia, Maryland
USA
21045
www.computershare.com

Annual Statement of Compliance

For each transaction and the applicable Servicing Agreement listed and described on Schedule I hereto, the undersigned, a duly authorized officer of Computershare Trust Company, N.A. (the "Company"), in its applicable capacity(ies) as listed on Schedule I ("Computershare"), hereby certifies either (i) as of and for the period of January 1, 2025 through December 31, 2025 (the "Full-Year Reporting Period"), or (ii) as of and for the portion of the Full-Year Reporting Period as set forth under the "Reporting Period" column on Schedule I hereto (the "Partial-Year Reporting Period", together with the Full-Year Reporting Period, the "Reporting Period")[1] in each case, as applicable, as follows:

(a)      A review of Computershare's activities during the Reporting Period and of its performance under the applicable Servicing Agreement has been made under such officer’s supervision; and

(b)      To the best of such officer’s knowledge, based on such review, Computershare has fulfilled all of the obligations it is required to perform as agent for Wells Fargo under the applicable Servicing Agreement in all material respects throughout the Reporting Period, except as noted in Schedule I.

February 23, 2026

/s/ Kristen Ann Cronin	/s/ Stephanie White
Kristen Ann Cronin	Stephanie White
Senior Vice President	Assistant Secretary

[1] On November 1, 2021, the Company, Computershare Delaware Trust Company and Computershare Limited purchased substantially all of the Corporate Trust Services business of Wells Fargo Bank, N.A. (“Wells Fargo"). For the transactions listed on Schedule I hereto and for the related Reporting Period, Wells Fargo remained in the related roles under the Servicing Agreements and the Company performed virtually all of Wells Fargo’s obligations under the Servicing Agreements as Wells Fargo’s agent. The Company’s obligations as agent for Wells Fargo are set forth in a servicing agreement between the parties. For transactions with a Full-Year Reporting Period on Schedule I, the Company served as agent for Wells Fargo for the Full-Year Reporting Period. For transactions with a Partial-Year Reporting Period on Schedule I (if any), the Company served as agent for Wells Fargo only for the period set forth on Schedule I. To the extent that Wells Fargo transferred the related role(s) under a Servicing Agreement to the Company at the end of a Partial-Year Reporting Period, the Company has provided a separate annual statement of compliance that covers the Company’s activities under the related Servicing Agreement for the portion of the Full-Year Reporting Period after the transfer.

© 2026 Computershare. All rights reserved.

Schedule I:

Transaction	Servicing Agreement	Servicing Agreement Date	Wells Fargo Capacity(ies)	Computershare Capacity(ies)	Reporting Period
JPMCC Commercial
Mortgage Securities
Trust 2019-COR5
Commercial Mortgage
Pass-Through	Pooling and
Certificates, Series	Servicing		Certificate		01/01/2025 -
2019-COR5	Agreement	06/01/2019	Administrator	Agent	12/31/2025

Material Instance(s) of Non-Compliance

List of exemptions for JPMCC Commercial Mortgage Securities Trust 2019-COR5 Commercial Mortgage Pass-Through Certificates, Series 2019-COR5:

Computershare Trust Company, N.A., as agent for Wells Fargo Bank, National Association, in its capacity as Certificate Administrator, made a distribution on May 15, 2025 (the "May Distribution") to the certificateholders of JPMCC Commercial Mortgage Securities Trust 2019-COR5, Commercial Mortgage Pass-Through Certificates, Series 2019-COR5. The Certificate Administrator was subsequently notified on May 21, 2025 that the distributions due to the Class E-RR, Class F-RR, Class G-RR and Class H-RR Certificateholders were not received on the May 15, 2025 Distribution Date. Upon review, the Certificate Administrator determined that the payments due to the Class E-RR, Class F-RR, Class G-RR and Class H- RR Certificateholders on the May 15, 2025 Distribution Date were not processed as a result of an internal update that set those payments to be manually processed. The impact of the error was limited to the May Distribution.

On May 21, 2025, Computershare processed the payment to the underpaid Classes. In an effort to prevent similar payment errors, Computershare has reinforced its internal control procedures and incorporated enhanced control procedures related to manually processed payments.